                                                                    EXHIBIT 23.2

         CONSENT OF KPMG LLP, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Digimarc Corporation:

  We consent to the use of our "Form of Independent Auditors' Report," dated
March 9, 1999, except as to note 12(b) which is as of November   , 1999,
relating to the balance sheets of Digimarc Corporation as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998 which form of report is included in the Registration Statement and Prospectus, dated November 16, 1999, of Digimarc Corporation, and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the Prospectus.

                                          /s/ KPMG LLP

Portland, Oregon
November 16, 1999